Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We Consent to the incorporation by reference in Registration Statements No. 333-109953 on Form S-8 of TransCommunity Financial Corporation of our report, dated April 13, 2007, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-k of TransCommunity Financial Corporation for the year ended December 31, 2006.

McGladrey & Pullen

Richmond, Virginia

April 13,. 2007